Exhibit 10.1

EXECUTION COPY

CUSIP NO. 74836PAB5

MULTI-YEAR REVOLVING CREDIT AGREEMENT

Dated as of June 30, 2010

Among

QUESTAR CORPORATION,

as the Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

and

BANK OF AMERICA, N.A., JPMORGAN CHASE BANK, N.A.,

BARCLAYS CAPITAL and DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Syndication Agents

and

THE LENDERS PARTY HERETO

WELLS FARGO SECURITIES, INC. , BANC OF AMERICA SECURITIES, LLC,

JPMORGAN CHASE SECURITIES, INC., BARCLAYS CAPITAL AND

DEUTSCHE BANK TRUST COMPANY AMERICAS,

As Co-Lead Arrangers and Bookrunners

$350,000,000 Multi-Year Revolving Credit Facility

i

5.11	ERISA Plans and Liabilities	46
5.12	Environmental and Other Laws	46
5.13	Borrower’s Subsidiaries	46
5.14	Title to Properties; Licenses	47
5.15	Government Regulation	47
5.16	Solvency	47
Article VI. AFFIRMATIVE COVENANTS OF BORROWER		47
6.01	Payment and Performance	47
6.02	Books, Financial Statements and Reports	48
6.03	Other Information and Inspections	49
6.04	Notice of Material Events	49
6.05	Maintenance of Properties	50
6.06	Maintenance of Existence and Qualifications	50
6.07	Payment of Trade Liabilities, Taxes, etc.	50
6.08	Insurance	51
6.09	Interest	51
6.10	Compliance with Agreements and Law	51
6.11	Environmental Matters	51
6.12	Evidence of Compliance	51
6.13	Use of Proceeds	51
6.14	Subordination of Intercompany Indebtedness	52
Article VII. NEGATIVE COVENANTS OF BORROWER		52
7.01	Indebtedness	52
7.02	Limitation on Liens	53
7.03	Limitation on Investments and New Businesses	53
7.04	Limitation on Mergers	53
7.05	Limitation on Issuance of Securities by Subsidiaries of Borrower	53
7.06	Transactions with Affiliates	53
7.07	Prohibited Contracts	53
7.08	ERISA	54
7.09	Limitation on Sales of Property	54
7.10	Swap Contracts	54
7.11	Consolidated Funded Debt to EBITDA Ratio	55
Article VIII. EVENTS OF DEFAULT AND REMEDIES		55
8.01	Events of Default	55
8.02	Remedies upon Event of Default	57
8.03	Application of Funds	57
Article IX. ADMINISTRATIVE AGENT		58
9.01	Appointment and Authority	58
9.02	Rights as a Lender	58
9.03	Exculpatory Provisions	59
9.04	Reliance by Administrative Agent	59
9.05	Delegation of Duties	60
9.06	Resignation of Administrative Agent	60
9.07	Non-Reliance on Administrative Agent and Other Lenders	61
9.08	Administrative Agent May File Proofs of Claim	61
9.09	Other Agents; Arrangers and Managers	61
Article X. MISCELLANEOUS		62
10.01	Amendments, Etc.	62
10.02	Notices; Effectiveness; Electronic Communications	63
10.03	No Waiver; Cumulative Remedies; Enforcement	64

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10.04	Expenses; Indemnity; Damage Waiver	65
10.05	Intentionally Left Blank	66
10.06	Payments Set Aside	66
10.07	Successors and Assigns	67
10.08	Confidentiality	71
10.09	Set-off	71
10.10	Interest Rate Limitation	72
10.11	Counterparts	72
10.12	Integration	72
10.13	Survival of Representations and Warranties	72
10.14	Severability	72
10.15	Replacement of Lenders	73
10.16	Governing Law	73
10.17	Waiver of Right to Trial by Jury	73
10.18	No Advisory or Fiduciary Responsibility	74
10.19	Electronic Execution of Assignments and Certain Other Documents	74
10.20	USA PATRIOT Act Notice	74
10.21	Time of the Essence	74
10.22	ENTIRE AGREEMENT	75

ANNEXES AND SCHEDULES

ANNEX I	Commitments and Applicable Percentages

SCHEDULE 1.01	Pricing Schedule
SCHEDULE 5.07	Obligations and Restrictions
SCHEDULE 5.10	Labor Disputes and Acts of God
SCHEDULE 5.11	ERISA Matters
SCHEDULE 5.12	Environmental Matters
SCHEDULE 5.13	Subsidiaries
SCHEDULE 10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

EXHIBIT A:	Form of Borrowing Request
EXHIBIT A-1	Form of Swingline Borrowing Request
EXHIBIT A-2	Form of Interest Election Request
EXHIBIT B:	Form of Note
EXHIBIT C:	Form of Compliance Certificate
EXHIBIT D:	Assignment and Assumption
EXHIBIT E:	Opinion Matters
EXHIBIT F:	Form of Subordinated Promissory Note
EXHIBIT G:	Form of Notice of Commitment Increase

iii

MULTI-YEAR REVOLVING CREDIT AGREEMENT

This MULTI-YEAR REVOLVING CREDIT AGREEMENT (this “Agreement”) is entered into as of June 30, 2010 (the “Effective Date”), among QUESTAR CORPORATION, a Utah corporation (the “Borrower”), WELLS FARGO BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent, Issuing Bank and Swingline Lender, BANK OF AMERICA, N.A., JPMORGAN CHASE BANK, N.A., BARCLAYS CAPITAL, the investment banking division of Barclays Bank PLC and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Syndication Agents (together with its successors and assigns, each a “Syndication Agent”), and each of the Lenders that is a signatory hereto or which becomes a signatory hereto pursuant to Section 10.07 (individually, together with its successors and assigns, a “Lender” and collectively, the “Lenders”).

The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Debt” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any assets acquired by such specified Person, and any refinancing of the foregoing indebtedness on similar terms, taking into account current market conditions.

“Administrative Agent” means Wells Fargo Bank, National Association in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power

(a) to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or

(b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Wells Fargo in its capacity as the Administrative Agent, and each Arranger, in its capacity as an Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agreement” means this Agreement, as the same may be amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%, and (c) the LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.

“Alternate Base Rate Loans” means Revolving Loans hereunder at all times when they bear interest at a rate based upon the Alternate Base Rate.

“Anniversary Date” has the meaning specified in Section 2.14(a).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments of all Lenders have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s percentage of outstanding Revolving Loans and LC Exposure.

“Arranger” means each of Wells Fargo Securities, Inc., Banc of America Securities LLC, JPMorgan Chase Securities, Inc., Barclays Capital, the investment banking division of Barclays Bank PLC, and Deutsche Bank Trust Company Americas, in its capacity as a co- lead arranger and bookrunner.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Base Rate Margin” means a rate per annum determined in accordance with the Pricing Schedule.

“Borrower” has the meaning specified in the preamble hereof.

“Borrowing” means (a) Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Date” means each Business Day specified in a notice pursuant to Section 2.03 as a date on which the Borrower requests (or is deemed to have requested) the Lenders make Loans.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to remain closed, provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Cash Collateral” means cash or deposit account balances pledged and deposited with or delivered to the Administrative Agent, for the benefit of the Issuing Bank, the Swingline Lender and/or the Lenders, as collateral for LC Exposure and/or Fronting Exposure, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, Issuing Bank and Swingline Lender.

“Change of Control” means a majority of the members of the board of directors or equivalent governing body of the Borrower ceases to be composed of individuals (i) who were members of that board or equivalent governing body (x) prior to the QEP Spinoff, on the Effective Date and (y) following the QEP Spinoff, on the first day following the QEP Spinoff, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“CI Lender” has the meaning specified in the definition of “Notice of Commitment Increase”.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the total aggregate commitment of such Lender to make Revolving Loans pursuant to Section 2.01 and to acquire participations in Letters of Credit and Swingline Loans pursuant to Section 2.05 and Section 2.15, as such commitment may be

(a) reduced from time to time pursuant to Section 2.06, (b) reduced or increased (with such Lender’s consent) from time to time (i) pursuant to Section 2.09 and (ii) pursuant to assignments by or to such Lender pursuant to Section 10.07, (c) reduced or terminated pursuant to Section 10.15, or (d) terminated pursuant to Section 8.02(a). The initial amount of each Lender’s Commitment is set forth on Annex I, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Commitments is $350,000,000.

“Commitment Fees” has the meaning specified in Section 2.04(a).

“Commitment Fee Rate” means a rate per annum determined in accordance with the Pricing Schedule.

“Commitment Increase” has the meaning specified in Section 2.09(a).

“Commitment Increase Effective Date” has the meaning specified in Section 2.09(a).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consenting Lenders” has the meaning specified in Section 2.14(b).

“Consolidated EBITDA” means, for any four fiscal quarter period, an amount equal to Consolidated Net Income for such period plus, to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (a) taxes based on or measured by income, (b) Consolidated Interest Expense, and (c) depreciation, depletion, amortization, impairment and abandonment expenses for the Borrower and its Subsidiaries on a consolidated basis.

“Consolidated Funded Debt” means the aggregate of the Indebtedness of the Borrower and its Subsidiaries described in clauses (a), (b), (d), (e), (f) and (g) of the definition of Indebtedness in Section 1.01, on a consolidated basis after elimination of intercompany items.

“Consolidated Funded Debt to EBITDA Ratio” means, at the time of determination, the ratio of (a) Consolidated Funded Debt to (b) Consolidated EBITDA.

“Consolidated Interest Expense” means, for any four fiscal quarter period, the sum (determined without duplication) of the aggregate gross interest expense (excluding, for the avoidance of doubt, any interest income) of the Borrower and its Subsidiaries for such period, including to the extent included in interest expense under GAAP: (a) amortization of debt discount and (b) capitalized interest.

“Consolidated Net Income” means, for any period, the net income from continuing operations of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, that: (A) Consolidated Net Income shall not include (i) extraordinary, unusual or non-recurring gains or extraordinary, unusual or non-recurring losses, (ii) net gains and losses in respect of disposition of assets other than in the ordinary course of business, (iii) gains or losses attributable to write-ups or write-downs of assets including unrealized gains or losses with respect to hedging and derivative activities, (iv) the cumulative effect of a change in accounting principles, all as reported in the Borrower’s consolidated statement(s) of income for the relevant period(s) prepared in accordance with GAAP; (v) any costs, fees, expenses or charges incurred or paid during such period, or any amortization thereof for such period, in each case, in connection with the QEP Spinoff, and (vi) non-cash equity-based or similar non-cash incentive-based awards or arrangements, non-cash compensation expense or costs, including any such non-cash charges arising from stock options, restricted stock grants or other non-cash equity incentive grants; and (B) if the Borrower or any Subsidiary shall acquire or dispose of any material property during such period, then Consolidated Net Income shall be calculated after giving pro forma effect to such material acquisition or material disposition, as if such material acquisition or material disposition had occurred on the first day of such period.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of the Borrower and its Restricted Subsidiaries after deducting therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt); and (b) the value of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries prepared in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Exposure” means LC Exposure, Revolving Credit Exposure, Swingline Exposure, or any thereof.

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s of the Borrower’s non-credit-enhanced, senior unsecured long-term debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declining Lender” has the meaning specified in Section 2.14(d).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans, within one Business Day of the date required to be funded by it hereunder, (b) has notified the Borrower, or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within one Business Day after request by the Administrative Agent, to confirm in writing that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollars” or “$” means the lawful money of the United States of America.

“Effective Date” has the meaning specified in the preamble hereof.

“Eligible Assignee” has the meaning specified in Section 10.07(g).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests”, “equity interests” and “equity securities” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. The term Equity Interests shall also include other securities or instruments that have both debt and equity features.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) by the Borrower or any ERISA Affiliate from a Multiemployer Plan or receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization (within the meaning of Section 4241 of ERISA); (d) the filing of a notice by the Plan administrator of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate under Section 4042 of ERISA a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA (other than for PBGC premiums due but not delinquent under Section 4007 of ERISA) upon the Borrower or any ERISA Affiliate.

“Eurodollar Loan” means a Loan denominated in Dollars that bears interest at a rate based upon the LIBO Rate.

“Eurodollar Margin” means a rate per annum determined in accordance with the Pricing Schedule.

“Event of Default” has the meaning specified in Section 8.01.

“Existing Credit Agreements” means the following bilateral credit facilities of Borrower with the following lenders, maturing on the following dates in the following maximum principal amounts:

Lender	Maturity	Amount
Bank of America, N.A.	6/30/2010	$50,000,000
JPMorgan Chase Bank	6/30/2010	$50,000,000
Deutsche Bank	6/30/2010	$50,000,000
Barclays Bank PLC	6/30/2010	$50,000,000
The Bank of New York Mellon	6/30/2010	$30,000,000
Wells Fargo Bank, N.A.	9/30/2010	$95,000,000
SunTrust Bank	9/29/2010	$20,000,000
Compass Bank	12/14/2010	$50,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	1/28/2011	$40,000,000

“Extension Effective Date” has the meaning specified in Section 2.14(b).

“Extension of Credit” has the meaning specified in Section 4.01.

“FATCA” means Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight US Federal funds transactions with members of the US Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement, dated May 13, 2010, among the Borrower, the Administrative Agent and Wells Fargo Securities, Inc.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or secured by Cash Collateral in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of the outstanding Swingline Exposure other than Swingline Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or secured by Cash Collateral in accordance with the terms hereof.

“Fund” has the meaning set forth in Section 10.07(g).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or Such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations; and

(g) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes. As used in this definition, “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.15), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii). As used in this definition, “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Interest Election Request” has the meaning specified in Section 2.10(c).

“Interest Payment Date” means, (a) as to any Alternate Base Rate Loan (other than the Swingline Loans), the last day of each calendar quarter with respect thereto and, as to any Lender, the Maturity Date for such Lender, (b) as to any Eurodollar Loan (other than the Swingline Loans), the last day of the Interest Period with respect thereto, and, for Interest Periods longer than 3 months, each date which is 3 months, or a whole multiple thereof, from the first day of such Interest Period and (c) as to any Swingline Loan, the day such Swingline Loan is paid.

“Interest Period” means, with respect to any Eurodollar Loan, (i) initially, the period commencing on the Borrowing Date or continuation date, as the case may be, with respect to such Eurodollar Loan and ending, 2 (or, to the extent funds are available, as determined by the Administrative Agent, 1 or 3) weeks or 1, 2, 3 or 6 (or, to the extent funds are available, as determined by the Administrative Agent, 9 or 12) months thereafter, as selected by the Borrower in its Borrowing Request or Interest Election Request, as the case may be, given with respect thereto, and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending 2 (or, to the extent funds are available, as determined by the Administrative Agent, 1 or 3) weeks, or 1, 2, 3, 6 (or, to the extent funds are available, as determined by the Administrative Agent, 9 or 12) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than two Business Days prior to the last day of the then current Interest Period with respect thereto; provided, that (A) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) any Interest Period (other than a 1, 2 or 3 week Interest Period) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Issuing Bank” means Wells Fargo Bank, National Association and any other Lender reasonably acceptable to the Administrative Agent. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit requested by the Borrower in accordance with this Agreement to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Documents” means with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by the Issuing Bank and the Borrower (or any Subsidiary) or in favor of the Issuing Bank and relating to any such Letter of Credit.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Disbursement” means payment made by the Issuing Bank pursuant to a Letter of Credit issued by the Issuing Bank.

“LC Exposure” means at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued for the account of the Borrower at such time, plus (b) the aggregate amount of all LC Disbursements that the Borrower is obligated to reimburse but which have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be equal to its Applicable Percentage of the total LC Exposure at such time.

“LC Fees” has the meaning specified in Section 2.04(b).

“LC Issuance Limit” means for all Issuing Banks, collectively, a maximum aggregate amount of $60,000,000.

“Lender” has the meaning specified in the preamble hereof. Unless the context otherwise requires, the term “Lender” includes the Swingline Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any stand-by letter of credit issued after the Effective Date pursuant to this Agreement.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate (rounded upwards, if necessary, to the next 1/100 of 1%) appearing at Reuters Reference BBA LIBOR01 page (or any successor to or substitute for such index, providing rate quotations comparable to those currently provided on such page of such index, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means the Revolving Loans made by the Lenders to the Borrower pursuant to this Agreement. Unless the context otherwise requires, the term “Loan” includes a Swingline Loan.

“Loan Documents” means this Agreement, each Note, the Issuing Documents, the Fee Letter and each and every other agreement executed in connection with this Agreement.

“Loan Parties” means, collectively, the Borrower and the Restricted Subsidiaries.

“Majority Lenders” means, at any time, Lenders holding more than 50.0% of the then aggregate outstanding amount of the Revolving Loans, LC Exposure and Swingline Exposure held by the Lenders or, if no such principal amount or LC Exposure is then outstanding, the Lenders having more than 50.0% of the Commitments.

“Material Adverse Effect” means a material and adverse effect upon (a) the consolidated financial condition of the Borrower and its Restricted Subsidiaries considered as a whole, (b) the consolidated operations and properties of the Borrower and its Restricted Subsidiaries, considered as a whole, (c) the Borrower’s ability to timely pay the Obligations, or (d) the enforceability of the material terms of any Loan Document.

“Maturity Date” means July 1, 2013, as the same may be extended in accordance with Section 2.14.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“New Funds Amount” means the amount equal to the product of a CI Lender’s Commitment represented as a percentage of the aggregate total Commitments after giving effect to the Commitment Increase times the aggregate principal amount of the outstanding Revolving Loans immediately prior to giving effect to the Commitment Increase, if any, as of a Commitment Increase Effective Date (without regard to any increase in the aggregate principal amount of Revolving Loans as a result of any Revolving Borrowings made after giving effect to the Commitment Increase on such Commitment Increase Effective Date).

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Notice of Commitment Increase” means a notice in the form of Exhibit G specifying (i) the proposed effective date of a Commitment Increase, (ii) the amount of the requested Commitment Increase, (iii) the amount of such Commitment Increase agreed to by each then existing Lender and evidence of such agreement reasonably satisfactory to the Administrative Agent, such Lender and the Borrower, (iv) the identity of each financial institution not already a Lender (which such financial institution shall be reasonably acceptable to the Administrative Agent), which has agreed with the Borrower to become a Lender to effect such Commitment Increase, accompanied by evidence reasonably satisfactory to the Administrative Agent, such CI Lender and the Borrower of such CI Lender’s agreement thereto and its joinder to this Agreement and (v) the amount of the respective Commitments of the then existing Lenders and any such CI Lenders from and after the Commitment Increase Effective Date. Each such existing Lender or new Lender referenced in (iii) or (iv) being a “CI Lender”.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit and including all LC Exposure, whether such Obligations are direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning specified in Section 10.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Liens” means:

(a) operators’ liens under customary operating agreements, liens arising under gas transportation and purchase agreements on the gas being transported or processed which secure related gas transportation and processing fees only, statutory Liens for taxes, assessments and governmental charges statutory mechanics’, materialmen’s, carriers’, workmen’s and warehousemen’s Liens, and other similar statutory Liens, provided such Liens secure only indebtedness, liabilities and obligations which are not delinquent for a period of more than 30 days or which are being contested as provided in Section 6.07 of this Agreement;

(b) Liens on oil and gas properties which arise in the ordinary course of business under joint operating agreements or farm-out agreements that are entered into by the Loan Parties in the ordinary course of their business, provided that such Liens are in each case limited to the properties that are the subject of the relevant agreement and do not secure debt for borrowed money;

(c) Liens on oil and gas properties which do not have developed reserves (producing or non-producing) properly attributable thereto;

(d) Liens on the Loan Parties’ office facilities;

(e) Liens to secure the Obligations;

(f) Liens of the type described in clause (ii) of the definition of Acquired Debt securing Acquired Debt (owed by Restricted Subsidiaries) of the type described in such clause, provided that such Acquired Debt meets the requirements of Section 7.01(c);

(g) Liens incurred or deposits made to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations;

(h) encumbrances consisting of easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property of any Loan Party for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines that, do not secure Indebtedness or other monetary obligations and, in the aggregate, are not substantial in amount and do not materially impairs the use of such property by any Loan Party in the operation of its business and which do not in any case materially detract from the value of the property subject thereto are or would be violated in any material respect by existing or proposed operations of any Loan Party;

(i) deposits made in the ordinary course of business to secure the performance of bids, trade contracts (other than for debt for borrowed money), operating leases and surety bonds;

(j) Liens securing Indebtedness of any Loan Party incurred to finance the acquisition, construction or improvement of fixed or capital assets, provided that (i) such Liens and the Indebtedness secured thereby shall be created substantially simultaneously with the acquisition, construction or improvement of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness initially secured thereby is not more than 100% of the purchase price or cost of construction or improvement of such fixed or capital asset;

(k) the interest or title of a lessor under any operating lease entered into by any Loan Party in the ordinary course of its business and covering only the assets so leased;

(l) Liens not securing Indebtedness arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the FRB and no such deposit account is intended by any Loan Party to provide collateral to the depository institution; and

(m) Liens not otherwise permitted so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed at any one time, as to all Loan Parties, 10% of Consolidated Net Tangible Assets;

provided that nothing in this definition shall in and of itself constitute or be deemed to constitute an agreement or acknowledgment by the Administrative Agent or any Lender that the Indebtedness subject to or secured by any such Permitted Lien ranks (apart from the effect of any Lien included in or inherent in any such Permitted Liens) in priority to the Obligations.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Post-Default Rate” has the meaning specified in Section 2.10(a).

“Pricing Schedule” means the schedule attached hereto as Schedule 1.01 and identified as such.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal U.S. office; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are not priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Principal Amount” means the outstanding principal amount of any Loan.

“Projected Oil and Gas Production” has the meaning specified in Section 7.10.

“QEP” means QEP Resources, Inc., a Delaware corporation.

“QEP Credit Facility” means that certain Credit Agreement dated March 11, 2008 among QEP, as borrower, Bank of America, N.A., as administrative agent, and the lenders named therein, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

“QEP Spinoff” means QEP’s spinoff of Wexpro Company to the Borrower and Borrower’s spinoff of QEP as generally described in the Borrower’s Form 8-K filed April 26, 2010 with the SEC.

“Reducing Percentage Lender” means each then existing Lender immediately prior to giving effect to a Commitment Increase, that is not increasing its Commitment in connection with such Commitment Increase (with the result that the relative percentage of the aggregate total Commitments of such Lender shall be reduced after giving effect to such Commitment Increase).

“Reduction Amount” means the amount by which a Reducing Percentage Lender’s outstanding Revolving Loans decrease as a result of a Commitment Increase on any Commitment Increase Effective Date (without regard to the effect of any Revolving Borrowings made on such Commitment Increase Effective Date after giving effect to the Commitment Increase).

“Register” has the meaning specified in Section 10.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Responsible Officer” means the chairman of the board, chief executive officer, president or chief financial officer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary, including without limitation Questar Pipeline Company, Questar Gas Company, Wexpro Company and, prior to the QEP Spinoff, QEP and its Subsidiaries.

“Revolving Commitment Termination Date” means the earliest of:

(a) the Maturity Date;

(b) the date on which the Commitments are terminated in full or reduced to zero pursuant to Section 2.06; or

(c) the date on which the Commitments otherwise are terminated in full and reduced to zero pursuant to Section 8.02(a).

“Revolving Credit Exposure” means, at any time, the aggregate Principal Amount of Revolving Loans made by any Lender at such time.

“Revolving Loan” means any Loan made by the Lenders pursuant to Section 2.01(a) of this Agreement.

“Revolving Period” means the period from and including the Effective Date to but excluding the Revolving Commitment Termination Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Shareholders’ Equity” means the remainder of (a) the Borrower’s (or with respect to Section 7.01(f), the Restricted Subsidiaries’) assets on a consolidated basis minus (b) the sum of (i) the Borrower’s (or with respect to Section 7.01(f), the Restricted Subsidiaries’) liabilities on a consolidated basis (such assets and liabilities to be calculated excluding unrealized noncash gains or losses resulting from “mark-to-market” adjustments pursuant to ASC 815) plus (ii) all treasury stock of the Borrower and its Subsidiaries (or with respect to Section 7.01(f), the Restricted Subsidiaries and their respective Subsidiaries).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Exposure” means at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Wells Fargo Bank, National Association, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.15.

“Syndication Agent” has the meaning specified in the preamble hereof.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“364-Day Credit Agreement” means the 364-day credit agreement to be entered into on June 30, 2010 contemporaneous with the QEP Spinoff among Borrower, as borrower, Wells Fargo Bank, National Association, as administrative agent, and certain lenders to be named therein, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, providing for a revolving credit facility in an aggregate principal amount of up to $250,000,000.

“Type” means as to any Loan or Borrowing, its nature as an Alternate Base Rate Loan or an Alternate Base Rate Borrowing, a Eurodollar Loan or a Eurodollar Borrowing.

“United States” and “U.S.” mean the United States of America, its fifty states and the District of Columbia.

“Unrestricted Subsidiary” means any Person in which the Borrower does not own an interest (directly or indirectly) on the Effective Date which hereafter becomes a Subsidiary of the Borrower and which, within 90 days thereafter, is designated as an Unrestricted Subsidiary by the Borrower by notice given to the Administrative Agent, provided that the Borrower may not designate as an Unrestricted Subsidiary any Subsidiary in which it has made an Investment of more than $25,000,000 (directly or indirectly) by any means other than newly issued stock or treasury stock of the Borrower, which may be used to make an Investment in Unrestricted Subsidiaries without limit, and provided further that in the event the book value of the assets of any Unrestricted Subsidiary at any time exceeds $25,000,000, such Subsidiary shall cease to be an Unrestricted Subsidiary and shall automatically become a Restricted Subsidiary.

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.07 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Issuing Bank Documents related thereto, whether or not such maximum face amount is in effect at such time.

ARTICLE II.

AMOUNT AND TERMS OF LOANS

2.01 Loans.

(a) Subject to the terms and conditions of this Agreement, from time to time during the Revolving Period, each Lender severally agrees to make Revolving Loans to the Borrower in an aggregate principal amount that will not result in (i) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (ii) the sum of the total Credit Exposures of all Lenders exceeding the total Commitments. Within the foregoing limits, the Borrower may use the Commitments by borrowing, repaying and prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b) Each Loan shall be made only during the Revolving Period as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their Commitments. The failure of any Lender to make any Loan required to be made by it, fund participations in Letters of Credit and Swingline Loans and make payments under Section 10.04(c) shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and not joint, and no Lender shall be responsible for any other Lender’s failure to make Loans, fund participations in Letters of Credit and Swingline Loans or make payments under Section 10.04(c).

(c) Subject to Section 3.03, the Loans may be (i) Eurodollar Loans, (ii) Alternate Base Rate Loans or (iii) a combination thereof, as determined by the Borrower. Eurodollar Loans shall be made and maintained by each Lender at its applicable Lending Office, at its option, provided that the exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or create or increase any obligation of the Borrower not otherwise arising, or arising in such increased amount, under Section 3.04.

2.02 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal and accrued interest amount of each Revolving Loan of such Lender on the Maturity Date in respect of such Lender, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding; provided further, that all Loans shall be paid on such earlier date upon which the maturity of the Loans shall have been accelerated pursuant to Section 8.02(a).

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Absent manifest error, the entries made in the accounts maintained pursuant to paragraph (b) and (c) of this Section 2.02 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender in substantially the form attached hereto as Exhibit B. Thereafter, the Loans evidenced by such Note and interest thereon shall, at all times (including after assignment pursuant to Section 10.04), be represented by one or more Notes in such form payable to the order of the payee named therein.

(f) Each Lender is authorized to endorse the date, Type and amount of each Loan made by such Lender, each continuation thereof, each conversion of all or a portion thereof to the same or another Type, and the date and amount of each payment of principal with respect thereto on the schedule annexed to and constituting a part of its Note from the Borrower. No failure to make or error in making any such endorsement as authorized hereby shall affect the validity of the obligations of the Borrower to repay the unpaid Principal Amount of the Loans made to the Borrower with interest thereon as provided in Section 2.10 or the validity of any payment thereof made by the Borrower. Each Lender shall, at the request of the Borrower, deliver to the Borrower copies of the Borrower’s Note and the schedules annexed thereto.

2.03 Procedure for Borrowing. The Borrower may borrow Loans on any Business Day; provided that the Borrower shall notify the Administrative Agent by telephone of the Borrowing (the “Borrowing Request”) not later than 11:00 a.m., New York City time (a) three Business Days prior to the Borrowing Date, in the case of Eurodollar Loans, and (b) on the Borrowing Date, in the case of Alternate Base Rate Loans. Each telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by either hand delivery (including overnight courier), facsimile or e-mail electronic transmission to the Administrative Agent of a written Borrowing Request, substantially in the form of Exhibit A attached hereto or such other form as may be approved by the Administrative Agent, signed by the Borrower. Each such telephonic and written Borrowing Request shall specify (i) the amount to be borrowed, (ii) the Borrowing Date, (iii) whether the Borrowing is to consist of Eurodollar Loans, Alternate Base Rate Loans, or a combination thereof (in each case stating the amounts requested), (iv) in the case of Eurodollar Loans, the length of the Interest Period(s) therefor, and (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.12. Each Borrowing shall be in an aggregate principal amount not less than the lesser of (i) (A) with respect to Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof, and (B) with respect to Alternate Base Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof, and (ii) the then unused Commitments. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each Borrowing available to the Administrative Agent for the account of the Borrower in accordance with Section 2.12. The proceeds of each such Borrowing of Revolving Loans will be made available to the Borrower by the Administrative Agent in accordance with Section 2.12.

2.04 Commitment Fees and LC Fees.

(a) Subject to Section 2.04(c), the Borrower agrees to pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Commitment Fee from the Effective Date to, but not including, the Maturity Date or such earlier date upon which the Commitments shall terminate or be reduced to zero as provided herein, computed at the Commitment Fee Rate times the actual daily amount by which the aggregate Commitments of all Lenders exceeds the aggregate Credit Exposure of all Lenders (but excluding any Swingline Loans) (the “Commitment Fee”).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same rate as the Eurodollar Margin on the average daily amount of such Lender’s LC Exposure to the Borrower (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank for its own account an issuing or fronting fee in the amount specified in the Fee Letter, payable on the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) (collectively, the “LC Fees”).

(c) If any Lender shall become a Defaulting Lender, then, notwithstanding Section 2.04(a) and Section 2.04(b) and without prejudicing any right or remedy that the Borrower may have with respect to, on account of, arising from or relating to any event pursuant to which such Lender shall be a Defaulting Lender, no Commitment Fee or LC Fee shall accrue for the account of such Lender from and after the date upon which such Lender shall have become a Defaulting Lender until such time as such Lender is no longer a Defaulting Lender.

(d) Commitment Fees and LC Fees payable to any Lender or the Issuing Bank shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on June 30, 2010, and on the Maturity Date with respect to such Lender and the Issuing Bank or, with respect to Commitment Fees, on such earlier date as the Commitments shall terminate or be reduced to zero as provided herein. All accrued Commitment Fees and LC Fees payable to any Lender or the Issuing Bank which are not paid on or before the Maturity Date with respect to such Lender or the Issuing Bank shall be due and payable on demand.

(e) The Borrower shall pay to Wells Fargo Securities, Inc. and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.05 Letters of Credit.

(a) Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or the account of any other Person, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time prior to the Revolving Commitment Termination Date; provided that the Issuing Bank shall not be obligated to issue any Letter of Credit (i) that would result in the aggregate undrawn or drawn and unreimbursed amount of Letters of Credit outstanding issued by the Issuing Bank to exceed the LC Issuance Limit or (ii) at any time a Lender is a Defaulting Lender, unless the Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Exposure as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion. In the event of (i) any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, or (ii) any terms and conditions supplemental to the terms and conditions of this Agreement contained in any such form of Letter of Credit Application or such other agreement, in each case, the terms and conditions of this Agreement shall control and such supplemental terms and conditions shall be ignored.

(b) To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver (including by overnight courier) or send by facsimile (or transmit by electronic transmission, if arrangements for doing so have been approved by the Issuing Bank) to the appropriate Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.05(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a Letter of Credit Application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension and the continuation of a Letter of Credit hereunder by the deemed issuance thereof hereunder (i) the LC Exposure shall not exceed the unused Commitments of all Lenders, (ii) the Credit Exposure shall not exceed the total Commitments, and (iii) the requested Letter of Credit shall not result in the Issuing Bank having outstanding Letters of Credit in an aggregate undrawn or drawn and unreimbursed amount in excess of the Issuing Bank’s LC Issuance Limit; provided that the Issuing Bank shall not issue, amend, renew or extend any Letter of Credit if the Issuing Bank shall have received written notice (which has not been rescinded) from the Administrative Agent or any Lender that any applicable condition precedent to the issuance, amendment, renewal or extension of such Letter of Credit has not been satisfied at the requested time of issuance, amendment, renewal or extension of such Letter of Credit.

(c) Each Letter of Credit shall be denominated in Dollars and shall expire at or prior to the close of business on the date selected by the Borrower, which shall not be later than the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), and (ii) the date that is five Business Days prior to the Maturity Date; provided that a Letter of Credit may expire after the Maturity Date if the Borrower provides to the Issuing Bank at any time on or prior to the date that is five Business Days prior to the Maturity Date, an amount of Cash Collateral equal to the LC Exposure of such Letter of Credit as of such date plus any accrued and unpaid interest thereon.

(d) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.05(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement in Dollars by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives a notice of such LC Disbursement from the Administrative Agent, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives a notice of such LC Disbursement from the Administrative Agent, if such notice is not received prior to such time on the day of receipt; provided that, with respect to any such payment owing by the Borrower prior to the Revolving Commitment Termination Date, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 (or Section 2.15 in the case of a Swingline Loan) that such payment be financed with an Alternate Base Rate Loan or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.12 with respect to Loans made by such Lender (and Section 2.12 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by the Administrative Agent from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) To the extent permitted by law, the Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.05(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. To the extent permitted by law, none of the Administrative Agent, the Lenders, or the Issuing Bank, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. To the extent permitted by law, the parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank, the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date specified in Section 2.05(e), the unpaid amount thereof shall bear interest, for each day from and including the date such reimbursement is due pursuant to Section 2.05(e) to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Alternate Base Rate Loans (including the Base Rate Margin); provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.05(e), then the provisions of Section 2.10(a) pertaining to interest payable on overdue principal shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.05(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter, and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) (i) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Majority Lenders or, if the maturity of the Loans has been accelerated, from the Administrative Agent or the Majority Lenders, demanding the deposit of Cash Collateral pursuant to this paragraph, (ii) on the Business Day that the Borrower receives notice from either the Administrative Agent acting alone or the Majority Lenders demanding deposit of Cash Collateral pursuant to Section 2.08(b) (or, if such notice is received on a day other than a Business Day, on the next Business Day following receipt of such notice), and (iii) at any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the Issuing Bank or the Swingline Lender with respect to any Fronting Exposure, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash (in the applicable currency) equal to the LC Exposure (or such Fronting Exposure) as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.01(h)(i) or (ii). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in certificates of deposits of the Administrative Agent or securities backed by the full faith and credit of the United States of America, at the option of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Monies in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements (or repayment of Swingline Loans) for which it has not been reimbursed (or which have not been repaid) and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure (or such Fronting Exposure) at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Majority Lenders), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within two Business Days after all Events of Default have been cured or waived.

2.06 Reduction or Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Revolving Commitment Termination Date. The Borrower shall have the right, upon not less than two Business Days’ written notice to the Administrative Agent, to terminate the Commitments or, from time to time, reduce the amount of the Commitments; provided, however, that the Borrower shall not terminate or reduce any Commitment if, after giving effect to any concurrent repayment of the Loans in accordance with Section 2.07 and Section 2.08, the total Credit Exposure of the Lenders would exceed the sum of total Commitments. Any reduction shall be accompanied by prepayment of the Loans to the extent, if any, that the total Credit Exposure of the Lenders then outstanding exceeds the sum of the total Commitments as then reduced. Any termination of the Commitments shall be accompanied by prepayment in full of the Loans then outstanding and the payment of any unpaid fees then accrued hereunder. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. Any partial reduction shall be in an amount of $5,000,000 or a whole multiple thereof and shall reduce permanently the total amount of the Commitments, together with a corresponding reduction in the aggregate amount of each Lender’s applicable Commitment. The Commitments, once terminated or reduced, may not be reinstated. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their Commitments (except for in connection with the termination of this Agreement as to any Lender pursuant to Section 10.15).

2.07 Optional Prepayments.

(a) The Borrower may, at its option, as provided in this Section 2.07, at any time and from time to time prepay the Loans, in whole or in part, upon written notice to the Administrative Agent (and, in the case of prepayments of Swingline Loans, the Swingline Lender), specifying (i) the date and amount of prepayment, and (ii) the respective amounts to be prepaid in respect of such Loans. Upon receipt of such prepayment notice, the Administrative Agent shall promptly notify each Lender thereof. The payment amount specified in such notice shall be due and payable on the date specified. All prepayments pursuant to this Section 2.07 shall include accrued interest on the amount prepaid to the date of prepayment and, in the case of prepayments of Eurodollar Loans, any amounts payable pursuant to Section 3.05. The Loans shall also be subject to prepayment as provided in Section 2.06, Section 2.08 and Section 10.15.

(b) Partial optional prepayments pursuant to this Section 2.07 shall be in an aggregate principal amount of (i) with respect to Eurodollar Loans, $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (ii) with respect to Alternate Base Rate Loans, $500,000 or any whole multiple of $100,000 in excess thereof. All prepayments of Loans pursuant to this Section 2.07 shall be without the payment by the Borrower of any premium or penalty except for amounts payable pursuant to Section 3.05.

2.08 Mandatory Prepayments.

(a) If at any time the total Credit Exposures of the Lenders exceeds the sum of the total Commitments, the Borrower shall prepay the Loans owing by it to such Lenders in an amount equal to such excess. Each prepayment of Loans pursuant to this Section 2.08 shall be accompanied by payment of accrued interest on the amount prepaid to the date of prepayment and, in the case of prepayments of Eurodollar Loans, any amounts payable pursuant to Section 3.05.

(b) If, after all Loans have been prepaid pursuant to this Section 2.08, any such excess remains as a result of LC Exposure, the Borrower shall provide Cash Collateral to cover any such excess caused by LC Exposure.

2.09 Commitment Increases.

(a) So long as no Default or Event of Default has occurred and is continuing, the Borrower may request from time to time, that the aggregate amount of the Lenders’ Commitments be increased (each a “Commitment Increase”) by delivering a Notice of Commitment Increase; provided, however, that:

(i) no Lender’s Commitment may ever be increased without its prior written consent;

(ii) any Notice of Commitment Increase must be given no later than three Business Days prior to the Revolving Commitment Termination Date;

(iii) the effective date of any Commitment Increase (the “Commitment Increase Effective Date”) shall be no earlier than three Business Days after receipt by the Administrative Agent of such Notice of Commitment Increase;

(iv) the amount of any Commitment Increase must be at least $10,000,000;

(v) any new Lender shall have received such customary legal opinions (or written consents permitting such new Lender to rely upon the legal opinions delivered to Lenders on the Closing Date by the authors thereof) as such new Lender may reasonably request; and

(vi) after giving effect to any requested Commitment Increase, the aggregate amount of the Commitments shall not exceed $450,000,000.

(b) On each Commitment Increase Effective Date, so long as no Default or Event of Default has occurred and is continuing, each of the conditions set forth in Section 7.02 are satisfied as of such Commitment Increase Effective Date and no Material Adverse Change shall exist as of such date, each Commitment Increase shall become effective on its Commitment Increase Effective Date and upon such effectiveness:

(i) the Administrative Agent shall record in the Register each CI Lender’s information, if necessary, as provided in the Notice of Commitment Increase and pursuant to an Administrative Questionnaire that shall be completed and delivered by each CI Lender to the Administrative Agent on or before the Commitment Increase Effective Date;

(ii) the Administrative Agent shall distribute to each Lender (including each CI Lender) a copy of the Annex I attached to the Notice of Commitment Increase relating to such Commitment Increase;

(iii) each CI Lender identified on the Notice of Commitment Increase for such Commitment Increase shall be a “Lender” for all purposes under this Agreement;

(iv) to the extent there are Revolving Loans outstanding as of such date:

(A) each CI Lender shall, by wire transfer of immediately available funds, deliver to the Administrative Agent such CI Lender’s New Funds Amount for the applicable Commitment Increase Effective Date, which amount, for each such CI Lender, shall constitute Revolving Loans made by such CI Lender to the Borrower pursuant to this Agreement on such Commitment Increase Effective Date; and

(B) the Administrative Agent shall, by wire transfer of immediately available funds, pay to each then Reducing Percentage Lender its Reduction Amount for such Commitment Increase Effective Date, which amount, for each such Reducing Percentage Lender, shall constitute a prepayment by the Borrower pursuant to Section 2.07, ratably in accordance with the respective principal amounts thereof, of the principal amounts of all then outstanding Revolving Loans of such Reducing Percentage Lender; and

(c) To the extent there is any Letter of Credit outstanding as of such Commitment Increase Effective Date, each CI Lender shall be deemed to have acquired, and each Reducing Percentage Lender shall be deemed to have transferred, such portions of the existing participations in such Letter of Credit as shall cause the participations therein of all Lenders to be pro rata in accordance with the Applicable Percentages of all Lenders on such Commitment Increase Effective Date (after giving effect to the Commitment Increases of all Lenders).

2.10 Interest.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto on the unpaid Principal Amount thereof at a rate per annum equal to the LIBO Rate for such Interest Period plus the Eurodollar Margin for such day. Each Alternate Base Rate Loan shall bear interest on the unpaid Principal Amount thereof at a fluctuating rate per annum equal to the Alternate Base Rate plus the Base Rate Margin. Each Swingline Loan shall bear interest on the unpaid Principal Amount of such Loan at a rate per annum equal to the Alternate Base Rate plus the Base Rate Margin. Upon the occurrence and continuance of any Event of Default occurring pursuant to Section 8.01(h)(i) or (ii), all Loans outstanding shall automatically bear interest (and all LC Fees shall accrue) (in each case as well after as before judgment), at a rate per annum which is one percent (1%) above the rate which would otherwise be applicable to such Loan (or such LC Fee) pursuant to whichever of the three preceding sentences shall apply (the “Post-Default Rate”) until paid in full. Upon the occurrence and continuance of any Event of Default occurring pursuant to Section 8.01(a), such overdue amount shall automatically bear interest (as well after as before judgment), at the Post-Default Rate. Upon the occurrence and continuance of any other Event of Default other than those listed in the previous two sentences, all Loans outstanding shall bear interest (and all LC Fees shall accrue) (in each case as well after as before judgment), at the Post-Default Rate upon the written election of the Majority Lenders. Interest shall be payable in arrears on each Interest Payment Date; provided, however, that interest payable on overdue principal shall be payable on demand.

(b) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Loan, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to continue such Borrowing to a different Type or to continue such Borrowing for an additional Interest Period (and elect Interest Periods therefor), all as provided in this Section 2.10; provided, after giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall then and thereafter be considered a separate Borrowing. This Section 2.10(b), as it refers to Types of Loans, shall not apply to Swingline Loans, which may only be made as Base Rate Loans and may not be converted or continued.

(c) To make an election pursuant to this Section 2.10, the Borrower shall notify the Administrative Agent of such election (the “Interest Election Request”) by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery (including overnight courier), facsimile or e-mail electronic transmission to the Administrative Agent of a written Interest Election Request, substantially in the form of Exhibit A-2 attached hereto or such other form as may be approved by the Administrative Agent, signed by the Borrower.

(d) Each telephonic and written Interest Election Request shall identify the Borrower and specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an Alternate Base Rate Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

(e) If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(f) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s obligation with respect to each resulting Borrowing.

(g) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Loan prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as an Alternate Base Rate Loan. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be continued as a Eurodollar Loan, and (ii) unless repaid, each Eurodollar Loan shall be continued as an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.

2.11 Computation of Interest and Fees.

(a) Interest on Alternate Base Rate Loans, Swingline Loans and fees shall be calculated on the basis of a 365- (or 366- as the case may be) day year for the actual days elapsed. Interest on Eurodollar Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall notify the Borrower and the Lenders of each determination of a LIBO Rate and of the interest rate applicable to each Swingline Loan. Any change in the interest rate resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the applicable rate shall become effective. The Administrative Agent shall notify the Borrower and the Lenders of the effective date and the amount of each such change in the Alternate Base Rate.

(b) The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate pursuant to Section 2.11(a).

2.12 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed Borrowing Date thereof by wire transfer of immediately available funds by 12:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.15. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that Alternate Base Rate Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.12(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then each such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the cost incurred by the Administrative Agent for making such Lender’s share of such Borrowing and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to Alternate Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

2.13 Pro Rata Treatment and Payments.

(a) Each Borrowing by the Borrower from the Lenders, each payment (including each prepayment) by the Borrower on account of the principal of and interest on the Loans and on account of any fees hereunder, any reimbursement of LC Disbursements, and any reduction of the Commitments of the Lenders hereunder shall be made pro rata according to the Commitments, except that (i) payments or prepayments, and offsets against or reductions from the amount of payments and prepayments, in each case, specifically for the account of a particular Lender under the terms of Section 2.04, Section 2.09(b), Section 2.15, Section 3.01, Section 3.02, Section 3.04, Section 3.05, Section 10.04 or Section 10.15 shall be made for the account of such Lender (or the Swingline Lender in the case of Section 2.15), and (ii) if any Lender shall become a Defaulting Lender, from and after the date upon which such Lender shall have become a Defaulting Lender, any payment made on account of principal of or interest on the Loans shall be applied, first for the account of the Lenders other than the Defaulting Lender, pro rata according to the Commitments of such Lenders, until the principal of and interest on the Loans of such Lenders shall have been paid in full and, second for the account of such Defaulting Lender, provided that the application of such payments in accordance with this clause (ii) shall not constitute an Event of Default or a Default, and no payment of principal of or interest on the Loans of such Defaulting Lender shall be considered to be overdue for purposes of Section 2.10(a), if, had such payments been applied without regard to this clause (ii), no such Event of Default or Default would have occurred and no such payment of principal of or interest on the Loans of such Defaulting Lender would have been overdue. All payments (including prepayments) to be made by the Borrower on account of principal, interest, reimbursement of LC Disbursements and fees shall be made in immediately available funds without setoff or counterclaim and shall be made to the Administrative Agent on behalf of the Lenders (or on behalf of the Issuing Bank or the Swingline Lender, as the case may be) at the Administrative Agent’s office as notified to the Borrower from time to time at least five Business Days before any change in such office. On the date of this Agreement, the office of the Administrative Agent is located at Wells Fargo Bank, National Association, Houston Energy Group, 1000 Louisiana Street, 9th Floor, Houston, TX 77002, Attention of Will Rogers, Phone No.: (713) 319-1362, Facsimile No.: (713) 739-1087. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Reimbursement of all LC Disbursements shall be made as required by Section 2.05(e).

(b) If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day.

(c) Except as provided in Section 2.04(d), Section 2.09(b), Section 3.01, Section 3.02, Section 3.04, Section 3.05, Section 10.04, Section 10.15, and this Section 2.13, if any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender (other than, in the case of Swingline Loans, the Swingline Lender), then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements with respect to the Loans and LC Exposure of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the cost incurred by the Administrative Agent for making such distributed amount and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d), Section 2.05(e), Section 2.09(b), Section 2.12(b) or Section 2.13(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.14 Extension of Maturity Date.

(a) Not earlier than 60 days prior to, nor later than 45 days prior to July 1, 2011 and July 1 2012 (each, an “Anniversary Date”), the Borrower may, upon notice to the Administrative Agent (which shall promptly notify the Lenders), request a one-year extension of the Maturity Date. Within 30 days of delivery of such notice, each Lender shall notify the Administrative Agent whether or not it consents to such extension (which consent may be given or withheld in such Lender’s sole and absolute discretion). Any Lender not responding within the above time period shall be deemed not to have consented to such extension. The Administrative Agent shall promptly notify the Borrower and the Lenders of the Lenders’ responses.

(b) The Maturity Date shall be extended if one or more Lenders (the “Consenting Lenders”) have consented thereto. If so extended, the Maturity Date, as to the Consenting Lenders, shall be extended to the date which is one year after the Maturity Date then in effect, effective as of the date the Administrative Agent has received the documents required to be delivered by Section 2.14(c)(iii) (the “Extension Effective Date”). The Administrative Agent and the Borrower shall promptly confirm to the Lenders such extension and the Extension Effective Date.

(c) Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section 2.14 shall not be effective with respect to any Lender unless:

(i) on the Extension Effective Date, no Default shall have occurred and be continuing, and no Default shall occur, as a result of such extension;

(ii) on and as of the Extension Effective Date, the representations and warranties contained in this Agreement are true and correct both before and after giving effect to the extension, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(iii) the Borrower shall deliver to the Administrative Agent (A) copies of corporate resolutions certified by the Secretary or Assistant Secretary of the Borrower, or such other evidence as may be satisfactory to the Administrative Agent, demonstrating that the Borrower’s incurrence of indebtedness hereunder with a Maturity Date as extended pursuant to this Section 2.14 has been duly authorized by all necessary corporate action and (B) a certificate signed by a Responsible Officer dated as of the Extension Effective Date certifying that (1) before and after giving effect to such extension, the representations and warranties contained in Article V (excluding the representation and warranty set forth in Section 5.06(c) of this Agreement) and the other Loan Documents made by it are true and correct in all material respects on and as of the Extension Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.06 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.02, (2) before and after giving effect to such extension no Default exists or will exist, and (3) no event has occurred since the date of the most recent audited financial statements of the Borrower delivered pursuant to Section 6.02(a) and (b) that has had, or could reasonably be expected to have, a Material Adverse Effect.

(d) If any Lender does not consent to the extension of the Maturity Date as provided in this Section 2.14 (a “Declining Lender”), the Borrower shall have the right to replace such Lender in accordance with Section 10.15.

(e) The Borrower shall pay any Loans outstanding on the Maturity Date (prior to giving effect to any extension) as to any non-extending Lenders (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Loans ratable with any revised and new Pro Rata Shares of all the Lenders extending such Maturity Date (after giving effect to such extension).

(f) This Section 2.14 shall supersede any provisions in Section 2.07 or 10.01 to the contrary.

2.15 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the total Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile or e-mail electronic transmission), substantially in the form of Exhibit A-1 attached hereto or such other form as may be approved by the Swingline Lender, executed by the Borrower), not later than 2:00 p.m. (or 12:00 p.m. in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e)), New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the Borrower, the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender by 3:00 p.m (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank by 1:00 p.m.), New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.12 with respect to Loans made by such Lender (and Section 2.12 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d) At any time that there shall exist a Defaulting Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral to secure any Fronting Exposure as may be required pursuant to Section 2.05(j)(iii) hereof.

2.16 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Bank or Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or LC Disbursements were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender shall not be entitled to receive any Commitment Fees or LC Fees for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.05 and 2.15, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists;

and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the Revolving Credit Exposure of that non-Defaulting Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and the Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications.

(i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the Issuing Bank, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were properly imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the Issuing Bank for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the Issuing Bank shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the Issuing Bank, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the Issuing Bank, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Bank, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(iii) The agreements in clauses (i) and (ii) of this Section 3.01(c) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if the Borrower is a resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate showing that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be necessary to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

In addition, each Foreign Lender shall (and shall cause other persons acting on its behalf to) take any reasonable action (including entering into an agreement with the Internal Revenue Service) to comply with any information gathering and reporting requirements, in each case, that are required to obtain the maximum available exemption from United States federal withholding taxes under FATCA with respect to payments received by or on behalf of such Foreign Lender.

(iii) Each Lender and Issuing Bank shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would change any claimed Tax exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(iv) The Borrower shall not be required to pay any Taxes or Other Taxes pursuant to this Section 3.01 in respect of United States federal income taxes if the obligation to withhold with respect to such Taxes or Other Taxes results from, or would not have occurred but for, the failure of any Foreign Lender or Foreign Participant to deliver the forms described in this Section 3.01(e) in the manner and at the times specified in such paragraphs; provided, however, that the Borrower shall be required to pay any Taxes or Other Taxes resulting from a Change in Law (or interpretation thereof) that becomes effective after the date hereof, subject to Section 3.04(d). A Foreign Lender shall not be required to deliver any form or statement pursuant to this Section 3.01(e) that such Foreign Lender is not legally able to deliver.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the Issuing Bank, or have any obligation to pay to any Lender or the Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the Issuing Bank, as the case may be. If the Administrative Agent, any Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert Alternate Base Rate Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to Alternate Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates. If the Majority Lenders determine that for any reason adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the LIBO Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended until the Administrative Agent (upon the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Alternate Base Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Loans.

(a) Subject to Section 3.04(d), if any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law by any Governmental Authority, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) Subject to Section 3.04(d), if any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof by any Governmental Authority, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) Subject to Section 3.04(d), the Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof). Additionally, if any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been compensated by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 3.04(a), then such Lender shall pay over such refund to the Borrower (but only to the extent of compensation payments made, or additional amounts paid, by the Borrower under Section 3.04(a) with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender in the event such Lender is required to repay such refund to such Governmental Authority. This Section 3.04(d) shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than an Alternate Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Alternate Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.15;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

3.06 Matters Applicable to all Requests for Compensation.

(a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04 or if the Borrower is required to pay any amount for the account of any Lender or Issuing Bank pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.15.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Obligation to Extend Credit. The initial obligations of the Lenders and the Issuing Bank to make the initial Extension of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.01) (as used in this Section 4.01 and following Section 4.02, “Extension of Credit” means the making of any Loan or the issuance of any Letter of Credit):

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or delivered by e-mail electronic transmission in portable document format (pdf) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is validly existing and in good standing in the jurisdiction of its incorporation;

(v) a favorable opinion of Thomas Jepperson, General Counsel for Questar Corporation, and a favorable opinion of Latham & Watkins LLP, each such opinion to be addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit E and such other matters concerning the Loan Parties and the Loan Documents as the Majority Lenders may reasonably request;

(vi) a certificate of a Responsible Officer of the Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) that the Borrower is solvent, (D) calendar year 2010-2012 projections prepared by management of balance sheets, income statements and cashflow statements of the Borrower and its subsidiaries, and (E) if the QEP Spinoff is closed contemporaneously herewith, a pro forma balance sheet of the Borrower and its Subsidiaries as of March 31, 2010, giving pro forma effect to the QEP Spinoff;

(viii) evidence that on the Effective Date all amounts owed by the Borrower under the Existing Credit Agreements are being repaid and all commitments of the lenders thereunder are being terminated before or concurrently with the execution and delivery of this Agreement by all parties hereto; and

(ix) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the Issuing Bank, the Swingline Lender or the Majority Lenders reasonably may require.

(b) The Administrative Agent shall be reasonably satisfied with the pro forma capital and ownership structure of Borrower and its Subsidiaries, intercompany loans among the Borrower and its Subsidiaries, and any flow of funds statement delivered in connection with the closing of the transactions contemplated by this Agreement.

(c) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all expenses (including, without limitation, Attorney Costs) required to be reimbursed or paid by the Borrower hereunder.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.02 Conditions to all Extensions of Credit. The obligation of each Lender to honor any Borrowing Request (other than an Interest Election Request requesting only the conversion of Loans from one Type to another or the continuation of Eurodollar Loans), the Issuing Bank to amend, renew or extend any Letter of Credit, or the Swingline Lender to make a Swingline Loan, is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower contained in Article V (excluding the representation and warranty set forth in Section 5.06(c) of this Agreement) or any other Loan Document, or which are contained in any document furnished by the Borrower to the Administrative Agent or the Lenders under or in connection with this Agreement (excluding the representation and warranty set forth in Section 5.06(c) of this Agreement), shall be true and correct on and as of the date of such Extension of Credit, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02(a) the representations and warranties contained in subsections (a) and (b) of Section 5.06 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.02.

(b) No Default shall exist, or would result from such proposed Extension of Credit.

(c) The Administrative Agent and, if applicable, the Issuing Bank or the Swingline Lender shall have received a Borrowing Request or request for issuance of a Letter of Credit or making of a Swingline Loan in accordance with the requirements hereof.

Each Borrowing Request or request for issuance of a Letter of Credit or making of a Swingline Loan (other than an Interest Election Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Extension of Credit.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

To confirm each Lender’s understanding concerning Loan Parties and Loan Parties’ businesses, properties and obligations and to induce each Lender to enter into this Agreement and to extend credit hereunder, the Borrower represents and warrants to the Administrative Agent and each Lender that:

5.01 No Default. No event has occurred and is continuing which constitutes a Default.

5.02 Organization and Good Standing. Each Loan Party is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each Loan Party is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary, except as would not, individually or in the aggregate, have a Material Adverse Effect. Each Loan Party has taken all actions and procedures customarily taken in order to enter, for the purpose of conducting business or owning property, each jurisdiction outside the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such actions and procedures desirable, except as would not, individually or in the aggregate, have a Material Adverse Effect.

5.03 Authorization. The Borrower has duly taken all action necessary to authorize the execution and delivery by it of each Loan Document and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. The Borrower is duly authorized to borrow funds hereunder.

5.04 No Conflicts or Consents. The execution and delivery by the Borrower of the Loan Documents, the performance by the Borrower of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (a) conflict with any provision of (i) any Law, (ii) the Organization Documents of the Borrower, or (iii) any agreement, judgment, license, order or permit applicable to or binding upon any Loan Party, (b) result in the acceleration of any Indebtedness owed by any Loan Party, or (c) result in or require the creation of any Lien upon any assets or properties of any Loan Party, except as expressly contemplated or permitted in the Loan Documents. Except as expressly contemplated in the Loan Documents no consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required in connection with the execution, delivery or performance by any Loan Party of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

5.05 Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights.

5.06 Audited Financial Statements.

(a) The Audited Financial Statements (i) fairly present the Borrower’s consolidated financial position at the date thereof and the consolidated results of the Borrower’s operations and the Borrower’s consolidated cash flows for the respective periods thereof, and (ii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness. The Audited Financial Statements were prepared in accordance with GAAP.

(b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated March 31, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the Borrower’s consolidated financial condition as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have, a Material Adverse Effect.

5.07 Other Obligations and Restrictions. No Loan Party has any outstanding indebtedness, liabilities or obligations of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which are, in the aggregate, material to the Borrower or material with respect to the Borrower’s consolidated financial condition and not shown in the Audited Financial Statements, the financial statements of the Borrower and its Subsidiaries dated March 31, 2010, or disclosed on Schedule 5.07.

5.08 Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by any Loan Party to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to any Loan Party (other than industry-wide risks normally associated with the types of businesses conducted by Loan Parties) necessary to make the statements contained herein or therein not misleading as of the date made or deemed made. There is no fact known to the Borrower

(other than industry-wide risks normally associated with the types of businesses conducted by Loan Parties) that has not been disclosed by the Borrower to each Lender in writing which would reasonably be expected to have a Material Adverse Effect.

5.09 Litigation. Except as disclosed in the Annual Report of the Borrower on Form 10-K as of December 31, 2009 filed with the Securities and Exchange Commission, there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of any Loan Party threatened, against any Loan Party before any Governmental Authority which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and there are no outstanding judgments, injunctions, writs, rulings or orders by any such Governmental Authority against any Loan Party which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.10 Labor Disputes and Acts of God. Except as disclosed on Schedule 5.10, neither the business nor the properties of any Loan Party has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.11 ERISA Plans and Liabilities. All currently existing Pension Plans are listed on Schedule 5.11. Except as disclosed in the Audited Financial Statements or on Schedule 5.11, no ERISA Event has occurred with respect to any Pension Plan and all ERISA Affiliates are in compliance with ERISA in all material respects. No ERISA Affiliate is required to contribute to, or has incurred any other absolute or contingent liability under Section 4201 or 4243 of ERISA in respect of, any Multiemployer Plan. Except as set forth on Schedule 5.11, no failure to meet the minimum funding standard of Section 412 of the Code exists with respect to any Pension Plan, whether or not waived by the Secretary of the Treasury or his delegate, and the current value of the accumulated benefit obligation of each Pension Plan does not exceed the current value of the assets of such Pension Plan available for the payment of such benefits by more than $50,000,000.

5.12 Environmental and Other Laws. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as disclosed in the Annual Report of the Borrower on Form 10-K as of December 31, 2009 filed with the Securities and Exchange Commission, or on Schedule 5.12, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.13 Borrower’s Subsidiaries.

(a) As of the Effective Date, the Borrower does not have any Subsidiary or own any stock in any other corporation or association except those listed on Schedule 5.13 and except in cases where the Borrower owns less than 5% of the outstanding capital stock of any such corporation. As of the Effective Date, neither the Borrower nor any Loan Party is a member of any general or limited partnership, limited liability company, joint venture formed under the laws of the United States or any State thereof except those listed on Schedule 5.13 and joint ventures or other relationships which are established pursuant to a standard form operating agreement or similar agreement or which are partnerships for purposes of federal income taxation only, which are not corporations or partnerships (or subject to the Uniform Partnership Act) under applicable state Law, and whose businesses are limited to the exploration, development and operation of oil, gas or mineral properties, pipelines or gathering systems and interests owned directly by the parties in such associations, joint ventures or relationships. As of the Effective Date the Borrower owns, directly or indirectly, the equity interests in each of its Subsidiaries which is indicated on Schedule 5.13.

(b) As of the Effective Date, the Borrower has no Unrestricted Subsidiaries.

5.14 Title to Properties; Licenses. Each Loan Party has good and defensible title to all of its material properties and assets, free and clear of all Liens other than Permitted Liens and of all impediments to the use of such properties and assets in such Loan Party’s business. Each Loan Party possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) which are reasonably necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and no Loan Party is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

5.15 Government Regulation.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provision of Section 7.01 or Section 7.09 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(g) will be margin stock.

(b) The Borrower and each other Loan Party owing Obligations is either exempt from or not subject to regulation under the Energy Policy Act of 2005, the Federal Power Act, the Investment Company Act of 1940 (as any of the preceding acts have been amended) or any other Law which regulates the incurring by such Person of Indebtedness.

5.16 Solvency. Upon giving effect to the issuance of the Notes, the execution of the Loan Documents by the Borrower and the consummation of the transactions contemplated hereby, the Borrower will be solvent (as such term is used in applicable bankruptcy, liquidation, receivership, insolvency or similar Laws).

ARTICLE VI.

AFFIRMATIVE COVENANTS OF BORROWER

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to the Borrower, and to induce each Lender to enter into this Agreement and extend credit hereunder, the Borrower warrants, covenants and agrees that until the full and final payment of the Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted), termination of the Commitments of all Lenders and of the Issuing Bank, and termination of all Letters of Credit:

6.01 Payment and Performance. The Borrower will pay all amounts due under the Loan Documents in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition expressed or implied in the Loan Documents. The Borrower will cause each other Loan Party to observe, perform and comply with every such term, covenant and condition in any Loan Document.

6.02 Books, Financial Statements and Reports. Each Loan Party will at all times maintain full and accurate books of account and records. The Borrower will maintain and will cause its Subsidiaries to maintain a standard system of accounting, will maintain its fiscal year, and will furnish (or provide electronic access pursuant to the last paragraph of this Section 6.02) the following statements and reports to Administrative Agent and each Lender at the Borrower’s expense:

(a) Within five days after the date required to be delivered to the SEC, but no later than 95 days after the end of each fiscal year, complete consolidated financial statements of the Borrower together with all notes thereto, which shall be prepared in reasonable detail in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, together with an unqualified opinion based on an audit using generally accepted auditing standards, by Ernst & Young LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, stating that such consolidated financial statements have been so prepared. These financial statements shall contain a consolidated balance sheet as of the end of such fiscal year and consolidated statements of earnings, of cash flows, and of changes in shareholders’ equity for such fiscal year, each setting forth in comparative form the corresponding figures for the preceding fiscal year. On the date of delivery of such financial statements to Administrative Agent and each Lender, the Borrower will furnish to Administrative Agent and each Lender a Compliance Certificate signed by a Responsible Officer of the Borrower, stating that such financial statements fairly present the financial condition of the Borrower, stating that such Person has reviewed the Loan Documents, containing all calculations required to be made to show compliance or non-compliance with the provisions of Section 7.11, and further stating that there is no condition or event at the end of such fiscal year or at the time of such certificate which constitutes a Default or specifying the nature and period of existence of any such condition or event.

(b) Within five days after the date required to be delivered to the SEC, but no later than 50 days after the end of each fiscal quarter, the Borrower’s consolidated balance sheet and income statement as of the end of such fiscal quarter and a consolidated statement of cash flows for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments. In addition, the Borrower will, together with each such set of financial statements, furnish a Compliance Certificate signed by a Responsible Officer of the Borrower stating that such financial statements are accurate and complete (subject to normal year-end adjustments), stating that such Person has reviewed the Loan Documents, containing all calculations required to be made by the Borrower to show compliance or noncompliance with the provisions of Section 7.11, and further stating that there is no condition or event at the end of such fiscal quarter or at the time of such certificate which constitutes a Default or specifying the nature and period of existence of any such condition or event.

(c) Promptly upon their becoming available, the Borrower shall provide copies of (or electronic access pursuant to the last paragraph of this Section 6.02 to) all registration statements, periodic reports and other statements and schedules filed by any Loan Party with any securities exchange, the SEC or any successor Governmental Authority.

Documents required to be furnished or delivered pursuant to Section 6.02(a), (b) or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website (including EDGAR), or whether sponsored by the Administrative Agent); provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of its annual Form 10-K, each quarterly Form 10-Q and any other material filing by the Borrower with any securities exchange, the SEC or any successor Governmental Authority and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Sections 6.02(a) and (b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03 Other Information and Inspections. The Borrower will furnish to each Lender any information which Administrative Agent or any Lender may from time to time reasonably request concerning any covenant, provision or condition of the Loan Documents or any matter in connection with Loan Parties’ businesses and operations. The Borrower will permit, and will cause the other Loan Parties to permit, representatives appointed by Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons), to visit (with reasonable prior written notice unless an Event of Default has occurred and is continuing) and inspect during normal business hours any of the Loan Parties properties, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain. The Borrower will permit, and will cause the other Loan Parties to permit, Administrative Agent or any Lender or its representatives to investigate and verify the accuracy of the information furnished to Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives.

6.04 Notice of Material Events. The Borrower will promptly, and in any event within five Business Days after Borrower’s knowledge thereof, notify the Administrative Agent and each Lender in writing, stating that such notice is being given pursuant to this Agreement, of:

(a) the occurrence of any event which has had or would reasonably be expected to have a Material Adverse Effect,

(b) the occurrence of any Default,

(c) the acceleration of the maturity of any Indebtedness owed by any Loan Party having a principal balance of more than $35,000,000, or of any default by any Loan Party under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such default would have a Material Adverse Effect,

(d) the occurrence of any ERISA Event,

(e) any single claim of $35,000,000 or more, any notice of potential liability under any Environmental Laws which would reasonably be expected to exceed such amount, or any other material adverse claim asserted against any Loan Party or with respect to any Loan Party’s properties,

(f) the filing of any suit or proceeding against any Loan Party in which an adverse decision would have a Material Adverse Effect,

(g) any material change in the accounting or financial reporting practices of the Borrower or its Subsidiaries; and

(h) any written announcement by Moody’s or S&P of any change or possible change in Debt Rating.

Upon the occurrence of any of the foregoing matters set forth in clauses (a) through (f), the Loan Parties will take all necessary or appropriate steps to remedy promptly any such Material Adverse Effect, Default, acceleration, default or ERISA Event, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing.

6.05 Maintenance of Properties. Each Loan Party will maintain, preserve, protect, and keep all property used or useful in the conduct of its business in good condition (ordinary wear and tear excepted) and in compliance with all applicable Laws in all material respects, and will from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times in accordance with industry standards.

6.06 Maintenance of Existence and Qualifications. Each Loan Party will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable Law, except where the failure so to qualify will not have a Material Adverse Effect.

6.07 Payment of Trade Liabilities, Taxes, etc. Each Loan Party will timely file all required tax returns; timely pay all taxes, assessments, trade liabilities, royalties, and other governmental charges or levies imposed upon it or upon its income, profits or property; and maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. Each Loan Party may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings and has set aside on its books adequate reserves therefor.

6.08 Insurance. In accordance with industry standards, each Loan Party will keep or cause to be kept insured or self-insured, at the option of each Loan Party, all property of a character usually insured by similar Persons engaged in the same or similar businesses. The insurance coverages and amounts will be reasonably determined by each Loan Party, based on coverages carried by prudent owners of similar property.

6.09 Interest. The Borrower hereby promises to pay to Administrative Agent and each Lender interest at the Post-Default Rate applicable to Alternate Base Rate Loans on all Obligations (including Obligations to pay fees or to reimburse or indemnify any Lender) which are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.

6.10 Compliance with Agreements and Law. Each Loan Party will perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound. Each Loan Party will conduct its business and affairs in compliance with all Laws applicable thereto, except in such circumstances in which (a) a requirement of Law is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect.

6.11 Environmental Matters.

(a) Except as otherwise set forth in Schedule 5.12, each Loan Party will comply in all material respects with all Environmental Laws now or hereafter applicable to such Loan Party, as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters, and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect.

(b) The Borrower will promptly furnish to Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by the Borrower, or of which it has notice, pending or threatened against the Borrower, by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with its ownership or use of its properties or the operation of its business, if the violation, order, claim, citation, complaint, penalty assessment, suit or other proceeding could reasonably be expected to result in liability to the Borrower in excess of $35,000,000.

(c) The Borrower will promptly furnish to Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by the Borrower in connection with its ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location which could reasonably be expected to result in a liability to the Borrower in excess of $35,000,000.

6.12 Evidence of Compliance. Each Loan Party will furnish to each Lender at such Loan Party’s or the Borrower’s expense all evidence which Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Loan Party in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

6.13 Use of Proceeds. The Borrower will use the proceeds of the Extensions of Credit to refinance indebtedness under the Existing Credit Agreements, to provide a commercial paper backstop for commercial paper issued by Borrower, to pay fees, commissions and expenses in connection herewith, and for working capital, capital expenditures, and other general corporate purposes not in contravention of any Law or of any Loan Document. In no event shall the funds from any Loan or any Letter of Credit be used directly or indirectly by any Person for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock.

6.14 Subordination of Intercompany Indebtedness. All indebtedness, liabilities and obligations of the Borrower to any Restricted Subsidiary shall be made under and evidenced by a Subordinated Promissory Note substantially in the form of Exhibit F (with such changes as the Administrative Agent shall approve), a copy of which Borrower shall deliver to Administrative Agent.

ARTICLE VII.

NEGATIVE COVENANTS OF BORROWER

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to the Borrower, and to induce each Lender to enter into this Agreement and make the Loans, the Borrower warrants, covenants and agrees that until the full and final payment of the Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted), termination of the Commitments of all Lenders and of the Issuing Bank, and termination of all Letters of Credit:

7.01 Indebtedness. No Restricted Subsidiary will in any manner owe or be liable for Indebtedness except:

(a) Indebtedness owed by the Restricted Subsidiaries to the Borrower or unsecured Indebtedness owed by the Restricted Subsidiaries to a wholly-owned Restricted Subsidiary;

(b) Indebtedness of the Restricted Subsidiaries for plugging and abandonment bonds issued by third parties or for letters of credit issued in place thereof which are required by regulatory authorities in the area of operations, and Indebtedness of the Restricted Subsidiaries for other bonds or letters of credit which are required by such regulatory authorities with respect to other normal oil and gas operations;

(c) Acquired Debt which meets the following requirements: (i) the documentation evidencing such Indebtedness shall contain no terms, conditions or defaults (other than pricing and the grant of a Lien which is permitted under this Agreement) which are more favorable to the third party creditor in any material respect than those contained in this Agreement are to Lenders and (ii) at the time such Indebtedness is incurred, no Default shall have occurred and be continuing hereunder;

(d) prior to the QEP Spinoff, (i) Indebtedness of QEP under the QEP Credit Facility in an aggregate principal amount not to exceed $800,000,000 in the aggregate and (ii) indebtedness outstanding as of the Effective Date under QEP’s existing 7.50% senior notes due 2011, 6.05% senior notes due 2016, 6.80% senior notes due 2018 and 6.80% senior notes due 2020 and the indenture (as supplemented) governing such senior notes;

(e) Indebtedness under Swap Contracts permitted under Section 7.10; and

(f) other Indebtedness; provided, at the time of incurrence thereof, after giving pro forma effect thereto, the Restricted Subsidiaries’ Consolidated Indebtedness (excluding Indebtedness described in clause (a) of this Section 7.01) shall not exceed 65% of the Restricted Subsidiaries’ Consolidated

Capital. As used herein, “Restricted Subsidiaries’ Consolidated Indebtedness means, on a consolidated basis, the aggregate outstanding principal amount of Indebtedness of the Restricted Subsidiaries, and “Restricted Subsidiaries’ Consolidated Capital” means, on a consolidated basis, the sum of (i) the Restricted Subsidiaries’ Consolidated Indebtedness plus (ii) the Restricted Subsidiaries’ aggregate Shareholders’ Equity as set forth in the Restricted Subsidiaries’ most recent balance sheet.

7.02 Limitation on Liens. Except for Permitted Liens, no Loan Party will create, assume or permit to exist any Lien upon any of the properties or assets which it now owns or hereafter acquires. No Loan Party will allow the filing or continued existence of any financing statement describing as collateral any assets or property of such Loan Party, other than financing statements which describe only collateral subject to a Lien permitted under this Section 7.02 and which name as secured party or lessor only the holder of such Lien.

7.03 Limitation on Investments and New Businesses. No Loan Party will:

(a) engage directly or indirectly in any business or conduct any operations, except (i) in connection with or incidental to its present businesses and operations or complementary to such businesses or operations or (ii) in connection with businesses or operations that are not material to the Borrower and its Subsidiaries on a consolidated basis; or

(b) make any acquisitions of or capital contributions to any Person or any other Investment, except (i) Investments in the ordinary course of business, (ii) a $250,000,000 capital contribution to QEP in connection with the QEP Spinoff, (iii) purchases of equity interests in Persons involved in the oil and gas industry if the aggregate amount of the purchase price for all such purchases (including the purchase in question) made by the Loan Parties after the date hereof does not exceed $50,000,000, (iv) mergers permitted under Section 7.04, and (v) Investments received by any Loan Party in connection with workouts with, or bankruptcy, insolvency or other similar proceedings with respect to, customers, working interest owners, other industry partners or any other Person owing monies to such Loan Party.

7.04 Limitation on Mergers. Other than pursuant to the QEP Spinoff, the Borrower will not (i) merge or consolidate with or into any other Person unless the Borrower is the surviving business entity and no Default exists prior to such merger or consolidation or will exist immediately thereafter or (ii) Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

7.05 Limitation on Issuance of Securities by Subsidiaries of Borrower. Other than pursuant to the QEP Spinoff, no Restricted Subsidiary will issue any additional equity securities except to another Loan Party, and no Loan Party will transfer any such equity securities owned by it except to another Loan Party.

7.06 Transactions with Affiliates. Other than pursuant to the QEP Spinoff, no Loan Party will engage in any material transaction with any of its Affiliates on terms which are less favorable in any material respect to it than those which would have been obtainable at the time in arms-length dealing with Persons other than such Affiliates.

7.07 Prohibited Contracts. No Loan Party will enter into any Contractual Obligation (other than this Agreement and other Loan Documents and, prior to the QEP Spinoff, the QEP Credit Facility) that limits the ability (i) of any Subsidiary to make Restricted Payments to any other Loan Party or to otherwise transfer property to any other Loan Party, (ii) of any Restricted Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person, provided, however, that

(a) clauses (i) and (ii) shall not prohibit restrictions or conditions imposed by an agreement related to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property securing such Indebtedness; and

(b) clause (iii) shall not be deemed to prohibit a Contractual Obligation contained in documentation governing unsecured senior Indebtedness of the Borrower that requires the granting of pari passu liens to secure such Indebtedness, for purposes of this clause, “senior Indebtedness” means Indebtedness that is not subordinated to the Obligations.

7.08 ERISA. No ERISA Affiliate will incur any obligation to contribute to any “multiemployer plan” as defined in Section 4001 of ERISA.

7.09 Limitation on Sales of Property. Other than pursuant to the QEP Spinoff, no Loan Party will Dispose of any of its material assets or properties or any material interest therein, except:

(a) equipment which is worthless or obsolete or which is replaced by equipment of equal suitability and value;

(b) inventory (including oil and gas sold as produced and seismic data) which is sold in the ordinary course of business on ordinary trade terms;

(c) capital stock of any of the Borrower’s Subsidiaries which is transferred to the Borrower or a wholly owned Subsidiary of the Borrower;

(d) interests in oil and gas properties, or portions thereof, to which no proved reserves of oil, gas or other liquid or gaseous hydrocarbons are properly attributed; and

(e) other property which is sold for fair consideration, provided that the aggregate amount of such property sold during any fiscal year of the Borrower does not exceed fifteen percent (15%) of the consolidated net book value of the Borrower’s and its Restricted Subsidiaries’ property, plant and equipment as of the last day of the previous fiscal year.

7.10 Swap Contracts. No Loan Party will be a party to or in any manner be liable on any Swap Contract, unless such contracts are entered into as a hedge of equity oil and gas production (whether production is produced by any Loan Party or purchased from third parties), to secure a known margin for the purchase and resale of third party natural gas, crude oil or electricity, or as a hedge of floating rate Indebtedness or foreign currency needs (and not as a speculative investment), such contracts are entered into in the ordinary course of the Loan Parties’ businesses, and

(a) if such contracts are entered into with the purpose and effect of fixing prices on oil or gas expected to be produced by Loan Parties:

(i) such contracts for any single month (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) do not, in the aggregate, cover amounts greater than the Applicable Hedge Percentage for such month; and

(ii) such contracts do not require any Loan Party to provide any Lien on any property to secure the Loan Parties’ obligations thereunder, other than Liens on cash or cash equivalents and letters of credit; provided that the aggregate amount of cash and cash equivalents subject to Liens securing such contracts and the undrawn amount of all letters of credit securing such contracts shall not exceed $100,000,000 at any time.

As used in this subsection, (i) the term “Applicable Hedge Percentage” means, with respect to any month, the percentage (not to exceed 100%) of the Loan Parties’ aggregate Projected Oil and Gas Production anticipated to be sold in the ordinary course of the Loan Parties’ businesses during such month which the management of the Borrower deems prudent based upon the Loan Parties’ business strategies, and (ii) the term “Projected Oil and Gas Production” means the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts or a particular month, as applicable, from properties and interests owned by any Loan Party which have attributable to them proved oil or gas reserves.

(b) if such contracts are entered into with the purpose and effect of (i) fixing interest rates on a principal amount of Indebtedness of such Loan Party that is accruing interest at a variable rate, or (ii) converting a fixed interest rate on a principal amount of Indebtedness of such Loan Party to a variable rate, the aggregate notional amount of such contracts never exceeds the anticipated outstanding principal balance of the Indebtedness to be hedged by such contracts or an average of such principal balances calculated using a generally accepted method of matching interest swap contracts to declining principal balances, and, in the case of clause (i), the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding Indebtedness to be hedged by such contract.

7.11 Consolidated Funded Debt to EBITDA Ratio. As of the end of each fiscal quarter of the Borrower, the Consolidated Funded Debt to EBITDA Ratio will not exceed 4.00 to 1.0.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Each of the following events constitutes an Event of Default under this Agreement:

(a) The Borrower fails to pay (i) any amount of principal of any Loan or any LC Exposure when and as required to be paid herein, or (ii) any other amount due and payable hereunder or under any other Loan Document on the fifth day after the date such amount becomes due;

(b) Any “default” or “event of default” occurs under any Loan Document which defines either such term, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document;

(c) The Borrower fails to duly observe, perform or comply with any term, covenant or agreement contained in Article VII or in Section 6.04 (with the exception of the failure to provide notice in the event that any Loan Party changes its name or location of its chief executive office);

(d) The Borrower fails (other than as referred to in subsections (a), (b) or (c) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document, and such failure remains unremedied for a period of 30 days;

(e) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Loan Party in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made, or any Loan Document is asserted to be or at any time ceases to be valid, binding and enforceable in any material respect as warranted in Section 5.05 for any reason other than its release or subordination by Administrative Agent;

(f) Any Loan Party fails to duly observe, perform or comply with any Contractual Obligation with any Person, if such failure could reasonably be expected to have a Material Adverse Effect upon the Borrower;

(g) (i) Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater than $10,000,000; or (iii) without limiting the foregoing, an “Event of Default” shall occur under, and as defined in, the 364-Day Credit Agreement or, prior to the QEP Spinoff, the QEP Credit Facility;

(h) The Borrower or any of its Restricted Subsidiaries having assets with a book value of at least $10,000,000:

(i) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(ii) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or there is issued or levied any writ or warrant of attachment or execution or similar process against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(iii) there is entered against any such Person a final judgment or order for the payment of money in an aggregate amount exceeding $35,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(i) Either (i) any failure to meet the minimum funding standard (as defined in Section 412(a) of the Code) resulting in a liability in excess of $35,000,000 exists with respect to any Pension Plan or any Multiemployer Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) any ERISA Event occurs with respect to any Pension Plan or any Multiemployer Plan that has resulted or could reasonably be expected to result in liability of any Loan Party to such Pension Plan or Multiemployer Plan, and the then current value of the accumulated benefit obligation of such Pension Plan or Multiemployer Plan exceeds the then current value of the assets of such Pension Plan or Multiemployer Plan available for the payment of such benefit liabilities by more than $50,000,000 (or in the case of an ERISA Event involving the withdrawal of a substantial employer, the withdrawing employer’s proportionate share of such excess exceeds such amount); or

(j) A Change of Control occurs.

8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the Issuing Bank to issue Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the LC Exposure (in an amount equal to 100% of such LC Exposure); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the Issuing Bank to issue Letters of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the LC Exposure as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the LC Exposure have automatically been required to be Cash Collateralized as set forth in Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(b) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the Issuing Bank (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause (b) payable to them;

(c) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, LC Exposure and other Obligations, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause (c) payable to them;

(d) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and LC Exposure, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause (d) held by them;

(e) Fifth, to the Administrative Agent for the account of the Issuing Bank, to Cash Collateralize that portion of LC Exposure comprised of the aggregate undrawn amount of Letters of Credit; and

(f) Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.05(e), amounts used as Cash Collateral to secure the aggregate undrawn amount of Letters of Credit pursuant to clause (e) above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

Each of the Lenders and the Issuing Bank hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and the Borrower shall not have rights as a third party beneficiary of such provisions.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Wells Fargo as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as Issuing Bank and Swingline Lender Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Sections 2.04 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.04 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank in any such proceeding.

9.09 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Majority Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or LC Exposure, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Majority Lenders shall be necessary (i) to amend the definition of “Post-Default Rate” or to waive any obligation of the Borrower to pay interest or LC Fees at the Post-Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or LC Disbursement or to reduce any fee payable hereunder;

(e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(f) change any provision of this Section 10.01 or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR

STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(e) Reliance by Administrative Agent, Issuing Bank and Lenders. The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests and Swingline Borrowing Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Bank); provided, Administrative Agent, Lenders and Issuing Bank shall use reasonable efforts to engage one counsel absent conflicts of interest amongst such Persons, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of the last sentence of Section 2.01(b).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent, the Issuing Bank and the Swingline Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Intentionally Left Blank.

10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.07 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 10.07, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.07, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 10.07, and any other attempted assignment or transfer by any party hereto shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.07 and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in LC Exposure and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section 10.07, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.07 and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of the Issuing Bank (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swingline Lender (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any documentation as may be required pursuant to Section 3.01.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 10.07, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.07.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries ) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LC Exposure and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section 10.07, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.07. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) As used herein, the following terms have the following meanings:

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the Issuing Bank, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

(h) Resignation as Issuing Bank or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Commitment and Loans pursuant to subsection (b) above, Wells Fargo may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Bank and/or (ii) upon 30 days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as Issuing Bank or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swingline Lender hereunder, subject in each case to such Lender’s consent to and acceptance of any such appointment; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Wells Fargo as Issuing Bank or Swingline Lender, as the case may be. If Wells Fargo resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all LC Exposure with respect thereto (including the right to require the Lenders to make Alternate Base Rate Loans or fund risk participations in LC Exposure pursuant to Section 2.05(d)). If Wells Fargo resigns as Swingline Lender, it shall retain all rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Alternate Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.15(c) Upon the appointment of a successor Issuing Bank and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and obligations of the retiring Issuing Bank or Swingline Lender, as the case may be, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo to effectively assume the obligations of Wells Fargo with respect to such Letters of Credit.

10.08 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.08, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.08 or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For purposes of this Section 10.08, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

10.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted to a Lender by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Extension of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuing Bank or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.15 Replacement of Lenders. Under any circumstances set forth herein providing that the Borrower shall have the right to replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by requiring such Lender to assign its Commitment (with the assignment fee to be paid by the Borrower in such instance) pursuant to (and subject to the consents required by) Section 10.07(b) to one or more Eligible Assignees; provided that such assignment does not conflict with applicable Laws and such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); and provided, further, that if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 3.06(b), it shall be obligated to replace all Lenders that have made similar requests for compensation pursuant to Section 3.01 or 3.04. Upon the making of any such assignment, the Borrower shall (x) pay in full any amounts payable pursuant to Section 3.05 and (y) provide appropriate assurances and indemnities (which may include letters of credit) to the Issuing Bank as each may reasonably require with respect to any continuing obligation to fund participation interests in any LC Exposure then outstanding.

10.16 Governing Law.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.17 Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.17.

10.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.19 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.20 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107,56 (signed into law October 26,. 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide such documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.21 Time of the Essence. Time is of the essence of the Loan Documents.

10.22 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

QUESTAR CORPORATION

By:	/s/ Richard J. Doleshek
Name: Richard J. Doleshek
Title: Executive Vice President and Chief Financial Officer

Signature Page to the

Questar Corporation Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ William S. Rogers
Name: William S. Rogers
Title: Managing Director

Signature Page to the

Questar Corporation Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender, Issuing Bank and Swingline Lender

By:	/s/ William S. Rogers
Name: William S. Rogers
Title: Managing Director

Signature Page to the

Questar Corporation Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Shelley A. McGregor
Name: Shelly A. McGregor
Title: Senior Vice President

Signature Page to the

Questar Corporation Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Helen D. Davis
Name: Helen D. Davis
Title: Vice President

Signature Page to the

Questar Corporation Credit Agreement

BARCLAYS BANK PLC, as a Lender

By:	/s/ Ann E. Sutton
Name: Ann E. Sutton
Title: Director

Signature Page to the

Questar Corporation Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Andreas Neumeier
Name: Andreas Neumeier
Title: Managing Director

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Vice President

Signature Page to the

Questar Corporation Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Linda Terry
Name: Linda Terry
Title: Authorized Signatory

Signature Page to the

Questar Corporation Credit Agreement

COMPASS BANK, as a Lender

By:	/s/ Dorothy Marchand
Name: Dorothy Marchand
Title: Senior Vice President

Signature Page to the

Questar Corporation Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ John C. Lozano
Name: John C. Lozano
Title: Vice President

Signature Page to the

Questar Corporation Credit Agreement

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ Mark W. Rogers
Name: Mark W. Rogers
Title: Vice President

Signature Page to the

Questar Corporation Credit Agreement

ANNEX I

COMMITMENTS

AND APPLICABLE PERCENTAGES

Questar Corporation Bank Group

Lender	Commitment	% Commitment
Wells Fargo Bank, National Association	$49,000,000	14.00%
Bank of America, N.A.	$42,000,000	12.00%
JPMorgan Chase Bank, N.A.	$42,000,000	12.00%
Barclays Bank PLC	$42,000,000	12.00%
Deutsche Bank AG New York Branch	$42,000,000	12.00%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$38,500,000	11.00%
Compass Bank	$38,500,000	11.00%
U.S. Bank National Association	$38,500,000	11.00%
The Bank of New York Mellon	$17,500,000	5.00%

Total	$350,000,000	100.00%

Annex I

SCHEDULE 1.01

PRICING GRID

Pricing shall be based upon the Consolidated Funded Debt to Consolidated EBITDA Ratio as follows:

Pricing Level	Consolidated Funded Debt to Consolidated EBITDA Ratio	Commitment Fee	Eurodollar Margin	Base Rate Margin
			Letter of Credit Fee
1	< 2.00x	0.175%	1.350%	0.350%
2	> 2.00x but < 2.50x	0.200%	1.500%	0.500%
3	> 2.50x but < 3.00x	0.250%	1.750%	0.750%
4	> 3.00x but < 3.50x	0.375%	2.000%	1.000%
5	> 3.50x	0.500%	2.250%	1.250%

Any increase or decrease in the applicable interest Margins and the Commitment Fee resulting from a change in the Consolidated Funded Debt to Consolidated EBITDA Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Majority Lenders, Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. The applicable interest Margins and the Commitment Fee shall be based on Level 3 of the Pricing Grid until the first calculation date following the receipt by the Administrative Agent and the Lenders of the financial information and related compliance certificate for the first full fiscal quarter ending after the Effective Date.

Form of Notice of Commitment Increase